Exhibit 10.4

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

LONG TERM INCENTIVE PLAN

Amendment no. 1 to TIME-Based Restricted SHARE Unit Award Agreement

This Amendment No. 1 to the Time-Based Restricted Share Unit Award Agreement, dated as of April 23, 2025 (the “Amendment”), is by and between DIRTT Environmental Solutions Ltd. (the “Corporation”) and [●] (the “Participant,” and together with the Corporation, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into certain Time-Based Restricted Share Unit Agreements with respect to Time-Based Restricted Share Units that are outstanding as of the date of this Amendment (the “Existing Agreements”), pursuant to the DIRTT Environmental Solutions Ltd. Long Term Incentive Plan, as amended and restated (the “Plan”);

WHEREAS, Section 8 of the Plan provides that the Board may amend awards granted under the Plan without the consent of the Participant so long as such amendment does not impair the rights of the Participant;

WHEREAS, the Corporation desires to amend the Existing Agreements to adjust the vesting provisions as set forth herein and these amendments do not impair the rights of the Participant.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Existing Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreements.

2.
Amendments to Existing Agreements. Section 3(b) of the Existing Agreements is hereby deleted and replaced in its entirety with the following:

“b. Termination of Employment. Except as provided in Section 5 of the Plan or below in this Section 3(b), if the Participant’s service, consulting relationship, or employment with the Corporation, an Affiliate, or a successor entity is terminated for any reason prior to the last Vesting Date included in Section 3 of this Award Agreement, then the Restricted Share Units in the Restricted Share Unit Account that are not Vested Restricted Share Units as of the Termination Date will be forfeited and the Participant will cease to have any right or entitlement to receive any payment (whether in cash or Shares or other property) under those forfeited units.

i. If the Participant’s service, consulting relationship, or employment with the Corporation, an Affiliate, or a successor entity is terminated by reason of Disability prior to the last Vesting Date included in Section 3 of this Award Agreement, a pro-rata portion of the number of Restricted Share Units that are eligible to vest upon the next Vesting Date following the Termination Date shall become Vested Restricted Share Units immediately prior to the Participant’s Termination Date, based on the number of complete months from the Date of the immediately preceding Vesting Date, and if no Vesting Date has occurred as of the Termination Date, then from the Date of Grant to the Termination Date, divided by the total number of months in the period beginning on the Date of the immediately preceding Vesting Date, and if no Vesting Date has occurred as of the Termination

Exhibit 10.4

Date, then from the Date of Grant and ending on the next Vesting Date following the Termination Date. Any Restricted Share Units in the Restricted Share Unit Account that are not Vested Restricted Share Units on the Termination Date after giving effect to this Section 3(b)(i), will be forfeited and the Participant will cease to have any right or entitlement to receive any payment (whether in cash or Shares or other property) under those forfeited units.

“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than twelve (12) months and which causes an individual to be unable to engage in any substantial gainful employment- related activity, or any other condition of impairment that the Committee, acting reasonably, determines constitutes a disability.

ii. If the Participant’s service, consulting relationship, or employment with the Corporation, an Affiliate, or a successor entity is terminated by the Corporation without “Just Cause” (as defined in the Employment Agreement between the Corporation and the Participant, as amended from time to time (the “Employment Agreement”)), by the Participant for Good Reason (as defined in the Employment Agreement), or by reason of Participant’s death, any Restricted Share Units in the Restricted Share Unit Account that are not Vested Restricted Share Units on the Termination Date shall become Vested Restricted Share Units on the Termination Date.

iii. Notwithstanding the foregoing, upon the occurrence of a Change of Control, any Restricted Share Units in the Restricted Share Unit Account that are not Vested Restricted Share Units shall become Vested Restricted Share Units.”

3.
Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreements are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreements or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreements to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Existing Agreements as amended by this Amendment.